Exhibit 5.1.  Opinion of Counsel


                          GERALD A KAUFMAN
                          ATTORNEY AT LAW
                          15 Glenwood Rd.
                         Plainview, N.Y. 11803
                      TELEPHONE (516) 433-7817
                         FAX (516) 933-9278



                                   September 3, 2003

Pharmavet Inc.
461 Beach 124th Street
Belle Harbor, NY 11694

                                   Re: Registration Statement on Form SB-2

Ladies/Gentlemen:

I have acted as counsel for Scientio, Inc. (The "Company") in connection with the Registration Statement on Form SB-2 to be filed by the Company with the Securities Exchange Commission (the "Registration Statement") relating to 403,000 shares of Common Stock ("Shares") to be issued as a distribution to the shareholders of Modern Technology Corp.

In connection with the Registration Statement, I have examined such records and documents and have made such other examinations as I deemed relevant I have assumed the genuiness of all documents. Based upon the above examination, I am of the opinion that the Shares to be issued pursuant to the Registration Statement are validly authorized and, when issued, will remain and be fully paid, and nonassessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters".

In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 or 11 of the Securities Act.

                                   Sincerely yours,

                                   S/GERALD A. KAUFMAN
                                   -------------------
                                   Gerald A. Kaufman
GAK:jgc